Exhibit 99.1
VF Corporation Completes
Sale of Dickies® to BlueStar Alliance

DENVER & NEW YORK – November 12, 2025 – VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories announced that it has successfully closed the previously announced transaction to sell the Dickies® brand to Bluestar Alliance LLC, a leading global brand management firm, for an aggregate base purchase price of $600 million in cash subject to customary adjustments.

About VF
VF Corporation is a portfolio of leading outdoor, active and workwear brands, including The North Face®, Vans®, and Timberland®. VF is committed to providing consumers with innovative products that are rooted in performance and elevated design, while delivering sustainable and long-term value for its employees, communities, and shareholders. For more information, please visit vfc.com.

About Bluestar Alliance, LLC
Founded in 2006 by Joseph Gabbay and Ralph Gindi, Bluestar Alliance is a global brand management leader, overseeing a portfolio of premium fashion and lifestyle brands generating more than $13 billion in global retail sales. Bluestar Alliance is recognized for transforming iconic consumer names into dynamic, best-in-class lifestyle brands with worldwide reach. Its portfolio includes Off-White™, Palm Angels®, Dickies®, Scotch & Soda®, Hurley®, Justice®, Bebe®, Elie Tahari®, Limited Too®, Brookstone®, and more—each re-energized through creative vision, strategic partnerships, and a deep understanding of global markets. With more than 600 licensees and a growing network of over 500 branded retail stores across North America, Europe, Australia, South America, India, Asia, the Middle East, and the United Arab Emirates, Bluestar Alliance continues to expand its global presence—most notably through the Bluestar Luxury Group, focused on building the next generation of luxury and lifestyle brands. Bluestar Alliance stands at the intersection of innovation, influence, and brand authority, shaping the future of how consumers experience brands around the world.

VF Media
Colin Wheeler
Vice President, Corporate Affairs, Public Relations and Communications
corporate_communications@vfc.com

Exhibit 99.1
VF Investor Relations
Allegra Perry
Vice President, Investor Relations
ir@vfc.com

Bluestar Alliance, LLC
Sarah Rosen
Bluestar Alliance
SRosen@Bluestarall.com